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 1                                                  Exhibit 11



                    MCDONNELL DOUGLAS CORPORATION
                  COMPUTATION OF EARNINGS PER SHARE
           (Dollar amounts in millions, except share data)


Years Ended December 31             1993          1992         1991
                                    ----          ----         ----

PRIMARY

  Weighted average shares
     outstanding                 39,256,911   38,839,665   38,364,477
                                 ==========   ==========   ==========

  Net earnings:

  Earnings from continuing
    operations before cumulative
    effect of accounting change      $359        $698         $357
  Discontinued operations:
    Earnings (loss) from operations,
      net of income taxes                          20           (8)
    Gain on disposals, net of income
      taxes                            37          37           74
  Cumulative effect of initial
    application of new accounting
    standard for postretirement
    benefits                                   (1,536)
                                    ------     -------      -------
  Net earnings (loss)                $396       ($781)        $423
                                    =====      ======       =======

  Earnings (loss) per share:

    Continuing operations          $ 9.17      $17.97         $ 9.32
    Discontinued operations:
      Earnings (loss) from operations,
       net of income taxes                        .50           (.22)
    Gain on disposals, net of
       income taxes                   .93         .96           1.93
    Cumulative effect of accounting
       change                                  (39.53)
                                   ------     --------        -------
  Primary earnings (loss) per
    share                          $10.10     ($20.10)        $11.03
                                   ======     ========        ======



Earnings per share computations are based upon the weighted average common shares outstanding during the period. Common stock equivalents (convertible debt and options) are not material. Accordingly the computation of fully diluted earnings per share is the same as the primary computation.